Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

PROGRESSIVE GAMING INTERNATIONAL FILES REGISTRATION STATEMENT ON FORM S-4 FOR

ACQUISITION OF VIRTGAME

LAS VEGAS – April 25, 2005 – Progressive Gaming International Corporation (the Company) (NASDAQ: PGIC) announced today that it has filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission for the issuance of up to 2.0 million shares related to the pending acquisition of VirtGame Corp. (OTC Bulletin Board: VGTI). The S-4 registration statement includes a preliminary proxy statement related to the approval VirtGame intends to seek from its shareholders for the deal.

The Company intends to exchange up to 2.0 million shares of its common stock for all of the outstanding common and preferred stock, and all outstanding warrants and options of VirtGame, subject to potential adjustments for working capital deficiencies and a bridge financing arrangement provided to VirtGame by the Company.

ADDITIONAL INFORMATION

Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, has filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a preliminary prospectus of Mikohn, a preliminary proxy statement of VirtGame Corp., and other relevant documents in connection with the proposed transaction. Investors and security holders are advised to read the prospectus/proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the prospectus/proxy statement, when available, and other documents filed by Mikohn and VirtGame at the Securities and Exchange Commission’s web site at www.sec.gov. The prospectus/proxy statement and such other documents may also be obtained, when available, from Mikohn by directing such request to Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada, 89119, Attention: Investor Relations. The prospectus/proxy statement and such other documents may also be obtained, when available, from VirtGame by directing such request to VirtGame Corp., 5900 Pasteur Ct., Suite A, Carlsbad, California 92008, Attention: Investor Relations. Mikohn, VirtGame and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of VirtGame with respect to the transactions contemplated by the merger agreement. A description of any interests that Mikohn’s or VirtGame’s directors and executive officers have in the proposed merger will be available in the prospectus/proxy statement. Information regarding Mikohn’s officers and directors is included in Mikohn’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. Information regarding VirtGame’s officers and directors is included in VirtGame’s 10-KSB filed with the Securities and Exchange Commission on April 12, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from Mikohn and VirtGame.